Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Software Regains Compliance with NASDAQ Listing Requirements

Aliso Viejo, CA, January 26, 2015 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today announced that it has regained compliance with listing requirements of the NASDAQ Global Select Market.

As previously reported, on October 23, 2014, Smith Micro received a letter from NASDAQ stating that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The NASDAQ Stock Market.

On January 22, 2015, Smith Micro received a letter from NASDAQ stating that since the closing bid price of the Company’s common stock had been greater than $1.00 for the last 10 consecutive business days, from January 7 to 21, they determined that Smith Micro was in compliance with Listing Rule 5450(a)(1) and that this matter was now closed.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance of those technologies, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. Third-party trademarks mentioned are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Smith Micro and any other company.